As filed with the Securities and Exchange Commission on June 14, 2011
Registration No. 333-155260

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPRESSCO PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1389	94-3450907
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(405) 677-0221
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald J. Foster
President
101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(405) 677-0221
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Oelman Jeffery K. Malonson Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Bass C. Wallace, Jr. TETRA Technologies, Inc. 24955 Interstate 45 North The Woodlands, Texas 77380 (281) 367-1983	Laura Lanza Tyson Baker Botts L.L.P. 98 San Jacinto Boulevard, Suite 1500 Austin, Texas 78701 (512) 322-2500

     Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-155260) of Compressco Partners, L.P. is being filed solely to amend Item 16 of Part II thereof and to transmit an updated Exhibit 23.1 thereto (Consent of Ernst & Young LLP). This Amendment No. 6 does not modify any provision of the preliminary prospectus constituting Part 1 or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 6 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ Stock Market LLC listing fee, the amounts set forth below are estimates.

SEC registration fee	$2,161.50
FINRA filing fee	$6,538
NASDAQ Stock Market LLC listing fee	$125,000
Printing and engraving expenses	$283,417
Accounting fees and expenses	$3,390,153
Legal fees and expenses	$3,296,395
Transfer agent and registrar fees	$8,000
Miscellaneous	$200,903

Total	$7,312,567.50

Item 14.	Indemnification of Directors, Executive Officers and other Persons.

We intend to fully indemnify each director and officer of Compressco Partners GP Inc. and our subsidiaries for actions associated with being a director or officer of our general partner or our subsidiaries, to the extent permitted under Delaware law and the partnership agreement.

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement — Indemnification” is incorporated herein by this reference.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), inter alia, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The certificate of incorporation of Compressco Partners GP Inc. provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation and bylaws of Compressco Partners GP Inc. also provide that the corporation will indemnify, hold harmless, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL, as the DGCL exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the DGCL permitted the corporation to provide prior to such amendment), against all expense, liability or loss reasonably incurred or suffered by them in their capacities as officers and directors, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The certificate of incorporation and bylaws also provide for the indemnification of directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances. Further, the certificate of incorporation and bylaws also provide that the corporation may maintain insurance, at its expense, on behalf of the officers and directors against any expense, liability or loss, whether or not the corporation would have the power to indemnify such officer or director against such expense, liability or loss under the DGCL.

We also intend to enter into individual indemnification agreements with each director and officer of Compressco Partners GP Inc. and our subsidiaries for actions associated with being a director or officer of our general partner or our subsidiaries, in order to enhance the indemnification rights provided under Delaware law and our partnership agreement. Reference is made to the Form of Indemnification Agreement filed as Exhibit 10.4 to this registration statement. We expect that the individual indemnification agreements will provide each such director or officer with indemnification rights to receive his or her costs of defense if the individual is a party or witness to any proceeding that is brought by or in the right of, or other than by or in the right of, us, provided that such director or officer has not acted in bad faith or engaged in fraud with respect to the action that gave rise to his or her participation in the proceeding.

Each director will also be covered under directors’ and officers’ liability insurance in customary and reasonable amounts during the period of time the director provides services to us in such a capacity.

Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement.

Item 15.	Recent Sales of Unregistered Securities.

On October 31, 2008, in connection with the formation of Compressco Partners, or the “Partnership,” the Partnership issued to (i) Compressco Partners GP Inc. the 0.1% general partner interest in the Partnership and (ii) to Compressco Field Services, Inc. a 99.9% limited partner interest in the Partnership in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Compressco Partners, L.P.
3	.2**	First Amended and Restated Agreement of Limited Partnership of Compressco Partners, L.P. (included as Appendix A to the Prospectus)
3	.3**	Certificate of Incorporation of Compressco Partners GP Inc.
3	.4**	Bylaws of Compressco Partners GP Inc.
3	.5**	Certificate of Correction of the Certificate of Limited Partnership of Compressco Partners, L.P.
4	.1**	Specimen Unit Certificate representing Common Units
5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8	.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1**	Form of Contribution, Conveyance and Assumption Agreement
10	.2**	Form of Omnibus Agreement
10	.3**	Form of Long-Term Incentive Plan of Compressco Partners, L.P.
10	.4**	Form of Restricted Unit Agreement
10	.5**	Form of Indemnification Agreement
10	.6**	Form of Credit Agreement
21	.1**	List of subsidiaries of Compressco Partners, L.P.
23.1		Consent of Ernst & Young LLP
23	.2**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page to the Registration Statement on Form S-1 filed with the SEC on November 10, 2008)

*	To be filed by amendment.

**	Previously filed.

(b) Financial Statement Schedules. Financial statement schedules are omitted because they are not required or the required information is shown in our financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to send to each limited partner, at least on an annual basis, a detailed statement of any transactions with Compressco Partners GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Compressco Partners GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The undersigned registrant hereby undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma on June 14, 2011.

COMPRESSCO PARTNERS, L.P.

By:	Compressco Partners GP Inc.,
its general partner

By:	/s/ Ronald J. Foster
Ronald J. Foster
President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on June 14, 2011.

Signature	Title

/s/ Ronald J. Foster Ronald J. Foster	President (Principal Executive Officer) and Director

* Gary McBride	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Secretary

* Geoffrey M. Hertel	Director

* Stuart M. Brightman	Director

* William D. Sullivan	Director

*By: /s/ Ronald J. Foster Ronald J. Foster Attorney-in-fact

EXHIBIT LIST

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Compressco Partners, L.P.
3	.2**	First Amended and Restated Agreement of Limited Partnership of Compressco Partners, L.P. (included as Appendix A to the Prospectus)
3	.3**	Certificate of Incorporation of Compressco Partners GP Inc.
3	.4**	Bylaws of Compressco Partners GP Inc.
3	.5**	Certificate of Correction of the Certificate of Limited Partnership of Compressco Partners, L.P.
4	.1**	Specimen Unit Certificate representing Common Units
5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8	.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1**	Form of Contribution, Conveyance and Assumption Agreement
10	.2**	Form of Omnibus Agreement
10	.3**	Form of Long-Term Incentive Plan of Compressco Partners, L.P.
10	.4**	Form of Restricted Unit Agreement
10	.5**	Form of Indemnification Agreement
10	.6**	Form of Credit Agreement
21	.1**	List of subsidiaries of Compressco Partners, L.P.
23.1		Consent of Ernst & Young LLP
23	.2**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page to the Registration Statement on Form S-1 filed with the SEC on November 10, 2008)

*	To be filed by amendment.

**	Previously filed.